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                                                                    Exhibit 99.1



Contacts:  Victor W. Breed                           Lissa Perlman
           Chief Financial Officer                   Roanne Kulakoff
           Penford Corporation                       Kekst and Company
           425-462-6000                              212-521-4800


                                                     FOR IMMEDIATE RELEASE

           PENFORD CORPORATION ANNOUNCES COMPLETION OF ITS SPINOFF OF
                           PENWEST PHARMACEUTICALS CO.


Bellevue, WA, September 1, 1998 -- Penford Corporation (NASDAQ:PENX) today announced that on August 31, 1998, it distributed to Penford Corporation stockholders of record on August 10, 1998, approximately 11 million shares of common stock of Penwest Pharmaceuticals Co. (PPC).

This distribution completes Penford Corporation's previously announced spin-off of PPC, its wholly-owned subsidiary engaged in the research, development and commercialization of novel drug delivery technologies and an established manufacturer and distributor of excipients used in binding, disintegrating and lubricating tableted pharmaceutical and nutritional products.

The spin-off is the culmination of the plan announced last year by Penford Corporation to foster the growth potential of its pharmaceuticals business and, separately, its specialty paper chemicals and food ingredients businesses, which will be the continuing businesses of Penford Corporation.

Certificates for shares of PPC were mailed to Penford Corporation stockholders on August 31, 1998 by ChaseMellon Shareholder Services, the distribution agent for the spin-off. For those Penford Corporation stockholders who are entitled to fractional shares of PPC common stock, the distribution agent will mail checks.

PPC is listed on the Nasdaq National Market under the symbol "PPCO" and began regular trading today.

Penford Corporation develops, manufactures and markets specialty carbohydrate-based chemicals for papermaking and specialty food ingredients through its Penford Products Co. and Penford Food Ingredients Co. Businesses.